Exhibit 99.1

Filed by Dynegy Acquisition, Inc.

Pursuant to Rule 425 of the Securities Act of 1933, as amended, and deemed filed pursuant to Rule 14a-12 of the Securities Exchange Act of 1934, as amended

Subject Company: Dynegy Inc.

Commission File No: 001-15659

FOR IMMEDIATE RELEASE	NR07-02

DYNEGY ANNOUNCES LEADERSHIP CHANGES

RELATED TO PROPOSED COMBINATION WITH LS POWER

HOUSTON (January 25, 2007) – Dynegy Inc. (NYSE: DYN) today announced several organizational changes related to the company’s proposed combination with LS Power.

•	Lynn A. Lednicky, 46, currently Executive Vice President, Strategic Planning and Corporate Business Development, has been named Executive Vice President, Commercial and Development. In his new role, Lednicky will be responsible for overseeing the commercialization of the company’s generation portfolio, which will grow to approximately 20,000 megawatts upon the closing of the LS Power combination. He will also lead the company’s analysis and pursuit of greenfield development projects through its interest in a 50/50 joint venture with LS Power. Lednicky, a member of the company’s Executive Management Team, reports to Stephen A. Furbacher, President and Chief Operating Officer of Dynegy Inc.

•	Jason Hochberg, 35, currently President of LS Power Group, will join Dynegy as Executive Vice President, Strategic Planning and Corporate Business Development, reporting directly to Bruce A. Williamson, Chairman and Chief Executive Officer of Dynegy Inc. He will also serve on the company’s Executive Management Team. The appointment will become effective upon completion of the LS Power combination.

•	Richard W. Eimer, 58, Senior Vice President, Operations, will maintain his responsibility for the operation of the company’s assets on a systemwide basis. In addition to the company’s existing Midwest and Northeast segments, Eimer will be responsible for approximately 6,700 megawatts of generation capacity in a new West segment as a result of the LS Power combination. He will continue to report to Furbacher.

“The changes announced today represent another step forward in terms of our proposed combination with LS Power,” said Williamson. “We believe these changes will help sharpen our focus on commercial, operational and strategic opportunities and complement the skills of the other members of the Executive Management Team. Our Executive Management Team remains focused on closing the LS Power combination and efficiently integrating the two portfolios. Following closing, we expect to continue our strong operating performance while harvesting commercial value opportunities presented by the combined portfolio, and we will continue to explore strategic consolidation opportunities to deliver long-term value to our shareholders.

“Lynn Lednicky is contributing his significant knowledge and energies to the commercialization and development of our portfolio,” Williamson added. “We are also pleased that Jason Hochberg will join our team to focus on corporate-level strategic activities to drive shareholder value, while Rich Eimer brings years of fleet management experience and a proven commitment to safe, reliable, cost-efficient and environmentally responsible operations.”

On September 15, 2006, Dynegy announced a proposed combination with LS Power that is expected to result in a combined entity with approximately 20,000 megawatts of generation capacity and a strong presence in the Midwest, the Northeast and the West Coast. The transaction, which remains subject to shareholder approval, is targeted for completion in early 2007.

Dynegy Inc. produces and sells electric energy, capacity and ancillary services in key U.S. markets. The company’s power generation portfolio consists of approximately 12,000 megawatts of baseload, intermediate and peaking power plants fueled by a mix of coal, fuel oil and natural gas. DYNC

Certain statements included in this news release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the statements concerning Dynegy’s strong operational performance and the proposed combination with LS Power, including the anticipated officer appointment and other benefits of the proposed combination. Dynegy cautions you that actual future results may vary materially from those expressed or implied in any forward-looking statement. Dynegy cannot assure you that the proposed combination with LS Power will be consummated on the terms Dynegy currently contemplates, if at all, or that Dynegy will realize the expected benefits from such combination. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy’s SEC filings, including its Annual Report on Form 10-K for the year ended Dec. 31, 2005, as amended, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006, and its Current Reports, which are available free of charge on the SEC’s web site at http://www.sec.gov. Dynegy expressly disclaims any obligation to update any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date of this release, except as otherwise required by applicable law.

WHERE YOU CAN FIND MORE INFORMATION

Dynegy has filed a preliminary proxy statement/prospectus, as amended, with the SEC in connection with the previously announced proposed merger with LS Power. Investors and security holders are urged to carefully read the important information contained in the materials regarding the proposed transaction. Investors and security holders may obtain a copy of the preliminary proxy statement/prospectus, as amended, and other relevant documents, free of charge, at the SEC’s web site at www.sec.gov. Copies of the final proxy statement/prospectus, once it has been filed with the SEC, will also be available, free of charge, on the SEC’s web site, and on Dynegy’s web site at www.dynegy.com and may also be obtained by writing Dynegy Inc. Investor Relations, 1000 Louisiana Street, Suite 5800, Houston, Texas 77002 or by calling 713-507-6466.

Dynegy, LS Power and their respective directors, executive officers, partners and other members of management and employees may be deemed to be participants in the solicitation of proxies from Dynegy’s shareholders with respect to the proposed transaction. Information regarding Dynegy’s directors and executive officers is available in the company’s proxy statement for its 2006 Annual Meeting of Shareholders, dated April 3, 2006. Additional information regarding the interests of such potential participants is included in the preliminary proxy statement/prospectus, as amended, and other relevant documents filed with the SEC when they become available.

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